Exhibit 4.8

INVESTORS’ RIGHTS AGREEMENT

by and among

Edge Therapeutics, Inc.,

Venrock Healthcare Capital Partners II, L.P.,

and

the other Investors named herein

April 6, 2015

6.	Miscellaneous		19
	6.1.	Successors and Assigns	19
	6.2.	Governing Law	19
	6.3.	Counterparts	19
	6.4.	Titles and Subtitles	20
	6.5.	Notices	20
	6.6.	Amendments and Waivers	20
	6.7.	Severability	21
	6.8.	Aggregation of Stock	21
	6.9.	Additional Investors	21
	6.10.	Entire Agreement	21
	6.11.	Delays or Omissions	21

Schedule A	-	Schedule of Investors
Schedule B	-	Schedule of Stockholders

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 6th day of April 2015, by and among Edge Therapeutics, Inc., a Delaware corporation (the “Company”), Venrock Healthcare Capital Partners II, L.P. (the “Lead Investor”) and each of the other investors listed on Schedule A hereto, each of which, together with the Lead Investor, is referred to in this Agreement as an “Investor” including any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company and the Investors are parties to the Series C-2 Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions. For purposes of this Agreement:

1.1.            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2.            “Common Stock” means shares of the Company’s common stock, par value $0.00033 per share.

1.3.            “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the discovery and development of hospital based therapies for the prevention or treatment of brain hemorrhages and associated complications. but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than ten percent (10)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the Board of Directors of any Competitor.

1.4.            “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5.            “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6.            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7.            “Excluded Registration” means (i) an IPO; (ii) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (iii) a registration relating to an SEC Rule 145 transaction; (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (v) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8.            “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.9.            “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10.          “GAAP” means generally accepted accounting principles in the United States.

1.11.          “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12.          “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.13.          “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14.          “IPO” means the Company’s first firmly underwritten public offering of its Common Stock pursuant to a registration statement under the Securities Act.

1.15.          “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 200,000 Series C-2 Shares (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.16.          “New Securities” means, collectively, any Preferred Stock or Common Stock of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such Preferred Stock or Common Stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Preferred Stock or Common Stock.

1.17.          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18.          “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock.

1.19.          “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series C-2 Preferred Stock to be issued; (ii) the Common Stock issuable or issued upon conversion of the Series C-1 Preferred Stock to be issued pursuant to the exercise of warrants granted to Hercules Technology Growth Capital, Inc. pursuant to the Warrant Agreement; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) or (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.14 of this Agreement.

1.20.         “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.21.          “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect from time to time.

1.22.          “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.23.          “SEC” means the Securities and Exchange Commission.

1.24.          “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.25.        “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.26.        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.27.        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.28.        “Series C-2 Preferred Stock” means shares of the Company’s Series C-2 Preferred Stock, par value $0.00033 per share.

1.29.        “Stockholder” means any holder that, individually or together with such Stockholder’s Affiliates, holds at least 1.0% of the Company’s outstanding Common Stock, after giving effect to conversion into Common Stock of all outstanding Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and listed on Schedule B hereto.

1.30.        “Warrant Agreement” means that certain Warrant Agreement, dated August 28, 2014, between the Company and Hercuules technology Growth Capital, Inc.

2.            Registration Rights. The Company covenants and agrees as follows:

2.1.          Demand Registration.

  (a)                Form S-1 Demand. If at any time commencing one hundred eighty (180) days after the effective date of the registration statement for the IPO the Company receives a request from Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $20 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

  (b)                Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty five (25%) of the Registrable Securities that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and Section 2.3;

  (c)               Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety days (90) after the request of the Initiating Holders is given, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

  (d)               The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, (i) a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2.            Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within fifteen (15) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3.            Underwriting Requirements.

   (a)                If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the Initiating Holders that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities not held by Holders are first entirely excluded from the underwriting. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

(b)                In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4.         Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to an additional 30 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                 use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                 notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5.          Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6.          Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7.          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8.          Indemnification.     If any Registrable Securities are included in a registration statement under this Section 2:

(a)          To the extent permitted by law, the Company (for purposes of this Subsection 2.8(a) an “Indemnifying Party”) will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (each for purposes of this Subsection 2.8(a) an “Indemnified Party”), against any Damages, and the Indemnifying Party will pay to each such Indemnified Party any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Indemnifying Party nor shall the Indemnifying Party be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Indemnified Party expressly for use in connection with such registration.

(b)          To the extent permitted by law, each selling Holder, severally and not jointly (for purposes of this Subsection 2.8(a) an “Indemnifying Party”), will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder (each for purposes of this Subsection 2.8(a) an “Indemnified Party”), against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Indemnifying Party expressly for use in connection with such registration; and each Indemnifying Party will pay to the Indemnified Party any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Indemnifying Party; and provided further that in no event shall the aggregate amounts payable by any Indemnifying Party by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Indemnifying Party (net of any Selling Expenses paid by such Indemnifying Party), except in the case of fraud or willful misconduct by such Indemnifying Party.

(c)          Promptly after receipt by an Indemnified Party under Subsection 2.8(a) or 2.8(b) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party under this Subsection 2.8, give the Indemnifying Party notice of the commencement thereof. The Indemnifying Party shall have the right to participate in such action and, to the extent the Indemnifying Party so desires, participate jointly with any other Indemnifying Party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest between such Indemnified Party and any other party represented by such counsel in such action. The failure to give notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Subsection 2.8, to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such action. The failure to give notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Subsection 2.8.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the Indemnifying Party and the Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9.          Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

 (a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

 (b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

 (c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10.        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 2.9.

2.11.        “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sales of shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and Stockholders are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Furthermore, prior to the IPO, the Company will require all future Stockholders and all future holders of options or warrants to purchase the Company’s Common and/or Preferred Stock representing 1.0% of the Company’s outstanding Common Stock, after giving effect to conversion into Common Stock of all outstanding Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) to execute market stand-off agreements consenting to lockups pursuant to such terms described above. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12.        Restrictions on Transfer.

 (a)          The Series C-2 Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, (i) to any Competitor of the Company unless either (x) approved in advance by the Board of Directors or (y) unless such sale occurs following the IPO in an open market transaction, or (ii) except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Series C-2 Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

 (b)          Each certificate, instrument, or book entry representing (i) the Series C-2 Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

 (c)          The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13.        Transfer of Registration Rights. The registration rights granted by this Section 2 may be transferred to any transferee who, in compliance with Subsection 2.11 above, acquires at least 200,000 Registrable Securities, who is not a Competitor (unless such transfer occurs following the IPO and in an open market transaction), and is acceptable to the Company provided that the Company is given advance written notice thereof. Transfer of registration rights to a partner, member or Affiliate of a Holder of Registrable Securities does not require approval of the Company or other stockholders.

2.14.        Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

 (a)          the closing of a Liquidation Transaction, as such term is defined in the Restated Certificate;

 (b)          such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without volume limitations during a three-month period without registration; and

 (c)          the four (4) year anniversary of the IPO.

3.             Information and Observer Rights.

3.1.          Information Rights.

 (a)          Audited Financials. The Company shall deliver to each Investor (other than an Investor reasonably determined by the Company to be a Competitor of the Company), as soon as practicable, but in any event within 150 days after the end of each fiscal year of the Company, a copy of its audited financial statements.

 (b)          Unaudited Financials; Budget. In addition to the audited financial statements described above, the Company shall deliver to each Major Investor (other than a Major Investor reasonably determined by the Company to be a Competitor), (i) a copy of the Company’s annual budget and business plan for such fiscal year, as soon as practicable, but in any event within 30 days following approval by the Board of Directors of the budget, and (ii) a copy of its unaudited quarterly and monthly financial statements, as soon as practicable, but in any event within 40 days after the end of each fiscal quarter of the Company and 30 days after the end of each month, as applicable. Furthermore, as soon as reasonably possible following delivery of the unaudited quarterly financial statements pursuant to this clause (ii), the Company shall furnish to each Major Investor a report comparing the annual budget delivered pursuant to clause (i) of this Section 3.1(b) to such quarterly financial statements.

All financial information to be delivered pursuant to this Section 3.1(b) shall be prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments, (ii) not contain all notes thereto that may be required in accordance with GAAP and (iii) as to the monthly financial statements, not contain certain non-cash items that are customarily included only in quarterly and year-end financial statements).

Notwithstanding anything else in this Subsection 3.1(b) to the contrary, the Company may cease providing the information set forth in this Subsection 3.1(b). during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1(b). shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2.          Inspection. The Company shall permit each Major Investor (other than a Major Investor reasonably determined by the Company to be a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor, but in no event upon less than ten (10) business days’ notice; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3.          Observer Rights. As long as New Leaf Ventures III, L.P. (“New Leaf”) owns at least 25% of the shares of Series C-2 Preferred Stock it is purchasing under the Purchase agreement (or any shares of Common Stock issued upon conversion thereof), New Leaf shall have the right to designate one representative to attend all meetings of the Board of Directors and all of its committees (including its pricing committee for the IPO) in a nonvoting observer capacity. The Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided further that the Company reserves the right to withhold any information and to exclude such representative from (i) any executive session of the Board of Directors or (ii) any meeting or portion thereof if access to such information or attendance at such meeting could (x) adversely affect the attorney-client privilege between the Company and its counsel (y) result in disclosure of trade secrets or (z) a conflict of interest, or if New Leaf or its representative is a Competitor.

3.4.          Termination of Information, Inspection and Observer Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) upon the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12 or 15(d) of the Exchange Act, or (iii) upon a liquidation, winding up, dissolution or Liquidation Transaction, as such term is defined in the Restated Certificate, whichever event occurs first.

3.5.          Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser, other than a Competitor, of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.             Rights to Future Stock Issuances.

 4.1.         Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor.

  (a)          The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

  (b)          By notification to the Company within fifteen (15) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series C-2 Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c). At the expiration of such fifteen (15) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

 (c)          If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

 (d)          The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series C-2 Preferred Stock to Additional Purchasers pursuant to Subsection 1.2 of the Purchase Agreement.

4.2.          Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately prior to the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12 or 15(d) of the Exchange Act, or (iii) upon a liquidation, winding up, dissolution or Liquidation Transaction, as such term is defined in the Restated Certificate, whichever event occurs first, and as to each Major Investor, in accordance with Subsection 4.1(e).

5.            Additional Covenants.

5.1.          Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.2.          Termination of Covenants. The covenants set forth in this Section 5, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Liquidation Transaction, as such term is defined in the Restated Certificate, whichever event occurs first.

6.            Miscellaneous.

6.1.          Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 200,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided that the rights under this Agreement may not be assigned to any Competitor of the Company; and provided further, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.3.          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4.          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (with delivery confirmation) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to:

David S. Rosenthal, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Tel. (212) 698-3500

Fax. (212) 698-3599

david.rosenthal@dechert.com

6.6.          Amendments and Waivers. Except as otherwise set forth herein, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchasers holding a majority of the then-outstanding Series C-2 Preferred Stock or shares of Common Stock issued upon conversion thereof; provided that Section 3.3 and this provision of Section 6.6 shall only be amended with the written consent of New Leaf. Any amendment or waiver effected in accordance with this Section 6.6 shall be binding upon the Investors and each transferee of the Series C-2 Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).

6.7.          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8.          Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9.          Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C-2 Preferred Stock after the date hereof (whether pursuant to the Purchase Agreement or otherwise), any purchaser of such shares of Series C-2 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10.         Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Restated Certificate and the other transaction Documents, (as defined in the Purchase Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11.         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

EDGE THERAPEUTICS, INC.

By:	/s/ Brian A. Leuthner
Name: Brian A. Leuthner Title: President and Chief Executive Officer

INVESTOR:

BMV Direct II, LP, a Delaware limited partnership

By:	/s/ Brian Wolfe
Name: Brian Wolfe Title: Vice President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

VENROCK HEALTHCARE CAPITAL PARTNERS II, L.P.

By:	VHCP Management II, LLC
its General Partner

VHCP CO-INVESTMENT HOLDINGS II, LLC

By:	VHCP Management II, LLC
its Manager

By:	/s/ Anders Hove
Name: Anders Hove Title: Authorized Signatory

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

LEERINK HOLDINGS LLC

By:	/s/ Joseph R. Gentile
Name: Joseph R. Gentile Title: Chief Accounting Officer

LEERINK SWANN CO-INVESTMENT FUND, LLC

By:	/s/ Joseph R. Gentile
Name: Joseph R. Gentile Title: Manager

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

BioBritt, LLC

By:	/s/ Daniel M. Bradbury
Name: Daniel M. Bradbury Title: Managing Member

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

NEW LEAF VENTURES III, L.P.

By:	New Leaf Venture Associates III, L.P.
Its General Partner

By:	New Leaf Venture Management III, L.L.C.
Its General Partner

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin Title: Chief Financial Officer

NEW LEAF GROWTH FUND I, L.P.

By:	New Leaf Growth Associates I, L.P.
Its General Partner

By:	New Leaf Venture Management III, L.L.C.
Its General Partner

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin Title: Chief Financial Officer

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

JANUS GLOBAL LIFE SCIENCES FUND

By:	Janus Capital Management LLC, its advisor

By:	/s/ Andrew Acker
Name: Andrew Acker Title: Vice President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

SOFINNOVA VENTURE PARTNERS IX, L.P.

By:	Sofinnova Management IX, L.L.C.
Its General Partner

By:	/s/ James I. Healy
Name: James I. Healy Title: Managing Member

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

KMD VENTURES, INC.

By:	/s/ Mayukh Sukhatme
Name: Mayukh Sukhatme Title: President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Ben Bang
Name: Ben Bang Title: Associate General Counsel

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

Franklin Strategic Series – Franklin Biotechnology Discovery Fund

By:	Franklin Advisers, Inc., as investment manager

By:	/s/ Evan McCulloch
Name: Evan McCulloch Title: Vice President

Franklin Templeton Investment Funds - Franklin Biotechnology Discovery Fund

By:	/s/ Evan McCulloch
Name: Evan McCulloch Title: Vice President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

HARPUA, LLC

By:	/s/ Andrew J. Einhorn
Name: Andrew J. Einhorn Title: Member

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

/s/ Brian A. Leuthner
Name: Brian A. Leuthner

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

/s/ Robert Spiegel
Name: Robert Spiegel

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

/s/ Meryl Barer
Name: Meryl Barer

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

/s/ James Loughlin
Name: James Loughlin

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

Investors

Venrock Healthcare Capital Partners II, L.P.

Venrock

3340 Hillview Avenue

Palo Alto, CA 94304

Attention: Sherman Souther

VHCP Co-Investment Holdings II, LLC

Venrock

3340 Hillview Avenue

Palo Alto, CA 94304

Attention: Sherman Souther

Sofinnova Venture Partners IX, L.P.

Sofinnova Management IX, L.L.C.

3000 Sand Hill Road, Bldg. 4, Suite 250

Menlo Park, CA 94025

BMV Direct II LP

17190 Bernardo Center Drive

San Diego, CA 92128

BioBrit, LLC

5462 Soledad Road

La Jolla CA 92037

New Leaf Ventures III, L.P.

7 Times Square, Suite 3502

New York, NY 10036

Attention: Craig L. Slutzkin

New Leaf Growth Fund I, L.P.

7 Times Square, Suite 3502

New York, NY 10036

Attention: Craig L. Slutzkin

Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (4912)

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403

Attn: Evan McCulloch & Christopher Chen

Franklin Strategic Series – Franklin Biotechnology Discovery Fund (4402)

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403

Attn: Evan McCulloch & Christopher Chen

Janus Global Life Sciences Fund

BUOYBREEZE + CO.

DTCC

Newport Office Center

570 Washington Blvd

Jersey City, NJ 07310

5th floor/NY Window/Robert Mendez

FBO: State Street Bank & Trust for account NB32

Leerink Holdings LLC

1 Federal Street, 37th Floor

Boston, MA 02110

Leerink Swann Co-Investment Fund, LLC

1 Federal Street, 37th Floor

Boston, MA 02110

Meryl Barer

2 Barer Lane

Mendham, NJ 07945

Harpua, LLC

c/o Christiana Trust

c/o Monarch Entity Services, LLC

P.O. Box 957, Wilmington, DE 19899

Robert Spiegel

400 Elm Street

Westfield, NJ 07090

James Loughlin

273 Long Cove Drive

Hilton Head Island, SC 29928

KMD Ventures, Inc.

7 Bruce Road

Mamaroneck, NY 10543

Attn: Mayukh Sukhatme, President

Brian A. Leuthner

42 Overhill Road

Summit, NJ 07901

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto CA 94301

SCHEDULE B

Stockholders

ACNYC, LLC

35 Ricky Rd
Ronkonkoma, NY 11779

Sol J. Barer

2 Barer Lane

Mendham, NJ 07945

Edge Therapeutics Canada ULC

20 Whitney Avenue
Toronto, ON M4W 2A8
Canada

William M. Kargman

221 Mt. Auburn St.
Unit 703
Cambridge, MA 02138-4852

Kurt Conti

160 Oakwood Drive

New Providence, NJ 07974

Robert Kargman Marjie Kargman JT TEN

151 Tremont St. PH
Boston, MA 02111-1125

Shamus, LLC

151 Tremont St. PH
Boston, MA 02111-1125

Carl J Soranno

136 Flanders Drakestown Road
Flanders, NJ 07836